EXHIBIT 99



                          Investor Contact: Patrick Spratt
                                            978-493-7182
                                            pat.spratt@digital.com

                          Media Contact:    Dan Kaferle
                                            978-493-2195
                                            dan.kaferle@digital.com


         DIGITAL EQUIPMENT CORPORATION AMENDS THIRD QUARTER
                          FINANCIAL RESULTS

MAYNARD, Mass., May 6, 1998 -- Digital Equipment Corporation announced today that in connection with regulatory review of the proxy statement for its pending merger with Compaq Computer Corporation, it has agreed to amend its financial results for its third quarter and year-to-date period ended March 28, 1998, to further clarify the impact of specific elements of the sale of its network products business to Cabletron Systems.

      The net income for the quarter is increased by $35 million to $342 million, or $2.23 per diluted common share. This is solely the result of recognizing, as part of the network products business transaction, a net gain related to finished goods inventory. This gain had originally been deferred to coincide with the timing of product revenue recognition. This amended accounting treatment has the effect of increasing cost of goods sold over the period this inventory is consumed, including $21 million in the third quarter.

      In addition, certain costs related to the transaction have been reclassified from other income and expense to "costs attributable to the sale of assets", a component of operating income. This $33 million reclassification primarily consists of a write-off of raw material inventory which was rendered excess by the transaction, and severance and employee retention expenses.

      These changes reduced operating income for the quarter by $54 million to $41 million.

      Digital expects to file today the proxy statement relating to its pending merger with Compaq, and its Quarterly Report on Form 10-Q for the third quarter and nine-month period. The Form 10-Q report will provide additional detail for the amended results.

      Digital Equipment Corporation, recognized for product and service excellence, is a leading supplier of high-performance, Web-based computing solutions which help enterprises compete in the global marketplace. Digital gives its customers a winning Internet advantage through a comprehensive portfolio of Internet solutions based on award-winning systems, advanced networking infrastructure, innovative software, and industry applications -- including those from its business partners. The expertise and experience of Digital employees help customers plan, design, implement, manage and support Internet solutions in countries throughout the world. For the latest company information, visit Digital on the World Wide Web at http://www.digital.com and/or http://www.newsdesk.com.